Exhibit 99.24

News Release

FOR IMMEDIATE RELEASE

Contacts:	Valerie Haertel (Investor Relations)	John Meyers (Media)
	(212) 969-6414	(212) 969-2301
	investor_relations@acml.com	john_meyers@acml.com

ALLIANCE CAPITAL ANNOUNCES OCTOBER 31, 2003 ASSETS UNDER MANAGEMENT

New York, NY, November 12, 2003 – Alliance Capital Management Holding L.P. (“Alliance Holding”) (NYSE: AC) and Alliance Capital Management L.P. (“Alliance Capital”) today reported preliminary assets under management of approximately $453 billion at October 31, 2003 compared to $438 billion at September 30, 2003 and $382 billion at October 31, 2002.

ALLIANCE CAPITAL MANAGEMENT L.P.

(THE OPERATING PARTNERSHIP)

ASSETS UNDER MANAGEMENT

($ billions)

	At October 31, 2003 (preliminary)				At Sept 30, 2003	At Dec 31, 2002	At Oct 31, 2002
	Retail	Institutional Investment Management	Private Client	Total	Total	Total	Total
Equity
Growth	$46	$74	$5	$125	$120	$109	$115
Value	30	78	32	140	131	99	94
Total Equity	76	152	37	265	251	208	209

Fixed Income	69	81	11	161	162	156	150

Passive	4	23	0	27	25	23	23

Total	$149	$256	$48	$453	$438	$387	$382

	At September 30, 2003

Total	$146	$245	$47	$438

The increase of approximately $15 billion in preliminary AUM at October 31, 2003 from September 30, 2003 is due primarily to market appreciation. In addition, for the first eleven days of November 2003, long-term Retail mutual funds experienced approximately $0.2 billion in net redemptions.

ABOUT ALLIANCE CAPITAL

Alliance Capital is a leading global investment management firm providing investment management services for many of the largest U.S. public and private employee benefit plans, foundations, public employee retirement funds, pension funds, endowments, banks, insurance companies and high-net-worth individuals worldwide. Alliance Capital is also one of the largest mutual fund sponsors, with a diverse family of globally distributed mutual fund portfolios.  Through its Sanford C. Bernstein & Co., LLC subsidiary, Alliance provides in-depth research, portfolio strategy and trade execution to the institutional investment community.

At September 30, 2003, Alliance Holding owned approximately 30.9% of the Alliance Capital Units. AXA Financial was the beneficial owner of approximately 55.1% of the outstanding Alliance Capital Units at September 30, 2003 (including those held indirectly through its ownership of 1.9% of the outstanding Alliance Holding Units), which, including the general partnership interests in Alliance Capital and Alliance Holding, represent an approximate 55.6% economic interest in Alliance Capital. AXA Financial, Inc. is a wholly owned subsidiary of AXA, one of the largest global financial services organizations.  Additional information may be found at www.alliancecapital.com.

Forward-Looking Statements

Certain statements provided by Alliance Capital and Alliance Holding in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The most significant of such factors include, but are not limited to, the following: the performance of financial markets, the investment performance of Alliance Capital’s sponsored investment products and separately managed accounts, general economic conditions, future acquisitions, competitive conditions, and government regulations, including changes in tax rates.  Alliance Capital and Alliance Holding caution readers to carefully consider such factors.  Further, such forward-looking statements speak only as of the date on which such statements are made; Alliance Capital and Alliance Holding undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

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